Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three Months Ended November 30, 2024

DENVER, CO / ACCESSWIRE / January 8, 2025 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three months ended November 30, 2024.  Pure Cycle reported $3.9 million of net income for the three months ended November 30, 2024, which is a 91% increase compared to 2023, and marks our twenty-second consecutive fiscal quarter with positive net income.  Pure Cycle reported $0.16 of earnings per fully diluted common share for the three months ended November 30, 2024, which is up from $0.09 in 2023, a 78% increase. Development at the Sky Ranch Master Planned Community continues to progress, and as of November 30, 2024, all homes are complete in Phase 2A, and we are finishing our warranty work.  Our national homebuilder partners have begun construction in Phase 2B, as we finalize landscaping in this phase. We are actively developing Phase 2C, with utility work nearly 60% complete, and we anticipate delivering finished lots with home construction expected to begin late summer of 2025.  Finally, we are well underway with grading work in Phase 2D and expect to complete these lots by the end of calendar year 2025.  Pure Cycle continues to drive income from our resource rich asset base and in the three months ended November 30, 2024, we reported an increase in our royalty revenues from our oil and gas mineral interest at Sky Ranch, where an additional six wells were completed in 2024 that began producing during the quarter.

Q1 2025 Highlights

➢	Revenues for the three months ended November 30, 2024 and 2023 of $5.8 million and $5.4 million (a 7% increase), which drove pre-tax income of $5.2 million and $2.8 million (a 86% increase);
➢	Net income for the three months ended November 30, 2024 and 2023 of $3.9 million and $2.1 million (a 91% increase);
➢	Royalty income for the three months ended November 30, 2024 and 2023 of $2.8 million and less than $0.1 million;
➢	EBITDA for the three months ended November 30, 2024 and 2023 of $5.8 million and $3.4 million (a 71% increase) (see table below for reconciliation of net income to EBITDA);
➢	Cash & cash equivalents totaled $19.0 million as of November 30, 2024;
➢	For the three months ended November 30, 2024 and 2023, we delivered 301 and 623 acre-feet of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended
(In thousands)	November 30, 2024	November 30, 2023
Net Income	$3,937	$2,065
Add back:
Interest expense, net	109	108
Taxes	1,271	737
Depreciation / amortization	526	510
EBITDA	$5,843	$3,420

Earnings per common share - basic and diluted
Basic	$0.16	$0.09
Diluted	$0.16	$0.09

Weighted average common shares outstanding:
Basic	24,071,907	24,078,544
Diluted	24,157,347	24,153,662

“Our Q1 results are in line with our expectations for fiscal 2025 and we expect to see another record year for revenues and earnings for our Company,” commented Mark Harding, CEO of Pure Cycle.  “We continue to execute on our land development business, delivering lots to our home builder customers as well as expanding our utility customer base and our rental homes each year.  We continue to look to reinvest in new land positions to continue our successes as a leading Master Planned Developer in the Denver metropolitan area,” continued Mr. Harding.

Q1 2025 Financial Summary

Revenues

For the three months ended November 30, 2024, and 2023, we reported total revenue of $5.8 million and $5.4 million with $3.1 million and $3.3 million being generated in our water and wastewater resource development segment, $2.6 million and $2.0 million generated by our land development segment, and $0.1 million and $0.1 million reported in our single-family rental business.

For the three months ended November 30, 2024, and 2023, we sold 38 and 15 water or water and wastewater taps for $1.5 million and $0.6 million. As of November 30, 2024, we have sold 812 water and wastewater taps at Sky Ranch in Phases 1, 2A, 2B and 2C. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will produce approximately $18 million in water and wastewater tap fee revenue and cash over the next three years.

As of November 30, 2024, the first development phase (509 lots) is complete and the second development phase (886 lots) is being developed in four subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots) and Phase 2D (218 lots). As of November 30, 2024, Phase 2A is nearly 100% complete, Phase 2B is approximately 97% complete, and Phase 2C is approximately 41% complete. Phases 2A and 2B are substantially completed with some landscaping and warranty items remaining. Phase 2C is expected to be complete by the end of Pure Cycle’s fiscal 2025, and Phase 2D began construction in December of 2024.

As of November 30, 2024, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes under contract to build in Phase 2B starting in the spring of 2025. As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 98 homes in Phases 1 and 2 with the ability to add more than 200 homes as Sky Ranch builds out.

"Sky Ranch continues to take shape as Pure Cycle progresses its development plans, driven by strong demand for entry-level housing in our market. This momentum is expected to continue in the coming year with concurrent development across multiple subphases," stated Marc Spezialy, CFO of Pure Cycle. "To date, we have delivered 949 finished lots to homebuilders in Sky Ranch, while retaining 31 lots for our single-family rental segment. Construction is currently underway on 228 lots in Phase 2C, with finished lot deliveries scheduled for fiscal 2025. Additionally, we commenced development on an additional 218 lots in Phase 2D in December 2024, with deliveries anticipated in fiscal 2026," concluded Mr. Spezialy.

Working Capital

We reported working capital (current assets less current liabilities) of $20.3 million as of November 30, 2024, with $19.0 million of cash and cash equivalents.

Q1 2025 Operational Summary

Water and Wastewater Resource Development

Water deliveries decreased for the three months ended November 30, 2024, to 301 acre-feet delivered as compared to 623 acre-feet delivered for 2023. The decrease was due to a decrease in water sold to oil and gas operations, which is not part of our recurring water revenue to residential customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and the timing of development of other leases in our service areas. Our current expectation is for continued strong demand for oil and gas water sales for the coming years. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. Water and wastewater tap sales increased in 2024 to $1.5 million compared to $0.6 million in 2023, primarily due to the timing of development activities in Phase 2B.

Land Development

Lot sales revenue increased to $2.3 million for the three months ended November 30, 2024 compared to $1.9 million in 2023. Increases during the period are primarily due to our accelerated development activities with three ongoing phases in our Sky Ranch Master Planned Community. Because lot sale revenue is recognized as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

Rental income for the three months ended November 30, 2024 and 2023 was consistent at $0.1 million as both period represented the 14 completed homes in our portfolio.  An additional 17 homes are under contract to be built in Phase 2B starting in the spring of 2025.

Earnings Presentation Information

Pure Cycle will host an earnings presentation on Thursday January 9, 2025, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. For an interactive experience, including the ability to ask questions and view the slide presentation, please register and join the event via the link below. Call in access will be in listen-only mode. See below for event details. Additionally, we will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When:8:30AM Eastern (6:30AM Mountain) on January 9, 2025

Event link:https://www.purecyclewater.com/Q12025

Call in number:872-240-8702 (access code: 434346205#)

Replay:https://www.purecyclewater.com/investors/news-events/ir-calendar

Other Important Information

The table below presents our consolidated results of operations for the three months ended November 30, 2024 and 2023 (unaudited):

	Three Months Ended
(In thousands, except share information)	November 30, 2024	November 30, 2023
Revenues:
Metered water usage from:
Municipal customers	$230	$202
Commercial customers	1,014	2,132
Wastewater treatment fees	89	86
Water and wastewater tap fees	1,466	581
Lot sales	2,319	1,896
Project management fees	253	100
Single-family rentals	124	109
Special facility projects and other	257	280
Total revenues	5,752	5,386

Cost of revenues:
Water service operations	483	553
Wastewater service operations	179	159
Land development construction costs	575	688
Project management costs	85	79
Single-family rental costs	68	57
Depletion and depreciation	371	362
Other	325	146
Total cost of revenues	2,086	2,044

General and administrative expenses	1,792	1,438
Depreciation	155	148
Operating income	1,719	1,756

Other income (expense):
Interest income - related party	484	724
Interest income - Investments	248	308
Oil and gas royalty income, net	2,807	34
Oil and gas lease income, net	—	18
Other, net	59	70
Interest expense, net	(109)	(108)
Income from operations before income taxes	5,208	2,802
Income tax expense	(1,271)	(737)
Net income	$3,937	$2,065

Earnings per common share - basic and diluted
Basic	$0.16	$0.09
Diluted	$0.16	$0.09
Weighted average common shares outstanding:
Basic	24,071,907	24,078,544
Diluted	24,157,347	24,153,662

The following table presents our consolidated financial position as of November 30, 2024 (unaudited) and August 31, 2024 (audited):

(In thousands, except shares)	November 30, 2024	August 31, 2024
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$19,031	$22,113
Trade accounts receivable, net	4,993	1,472
Prepaid expenses and other assets	460	530
Land under development	3,718	3,647
Reimbursable public improvements and project management fees	—	10,100
Total current assets	28,202	37,862
Restricted cash	5,336	3,245
Investments in water and water systems, net	63,773	60,486
Construction in progress	2,584	3,161
Single-family rental units	5,003	5,059
Land and mineral rights:
Held for development	5,993	3,683
Held for investment purposes	451	451
Other assets	1,365	1,164
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	35,580	30,864
Other	1,247	1,221
Operating leases - right of use assets	154	158
Total assets	$149,688	$147,354

LIABILITIES:
Current liabilities:
Accounts payable	$2,230	$1,948
Accrued liabilities	1,181	1,514
Accrued liabilities – related parties	1,091	2,208
Income taxes payable	2,712	1,442
Deferred lot sales revenue	537	2,173
Debt, current portion	161	64
Total current liabilities	7,912	9,349
Debt, less current portion	6,719	6,821
Deferred tax liability, net	1,395	1,395
Lease obligations - operating leases, less current portion	75	87
Total liabilities	16,101	17,652
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,076,909 and 24,063,894 outstanding, respectively	80	80
Additional paid-in capital	175,181	175,125
Accumulated deficit	(41,674)	(45,503)
Total shareholders’ equity	133,587	129,702
Total liabilities and shareholders’ equity	$149,688	$147,354

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: the completion, delivery and success of our rental units; timing of development at Sky Ranch, including timing of delivery of finished lots; future water and wastewater tap sales and revenues; timing of future home construction by our home builder customers; the strength of the Sky Ranch market, including the demand for entry-level and rental homes; and forecasts about our future sales of water to oil and gas operators, our sales of lots, and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend," "potential" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2024; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation